Exhibit (a)(5)(G)

Volt and Vega Consulting Announce Final Results of Tender Offer to Acquire Volt

ORANGE, CA & ATLANTA, GA – April 22, 2022 – Volt Information Sciences, Inc. (NYSE American: VOLT) (“Volt” or the “Company”), a global provider of staffing services, and Vega Consulting, Inc. (“Parent”), an affiliate of American CyberSystems, Inc. (“ACS”), a global provider of information technology solutions and services (www.acsicorp.com) announced today the expiration of the previously announced tender offer (the “Offer”) by Vega MergerCo, Inc. (“Merger Sub”) (a wholly owned subsidiary of Parent), to acquire any and all issued and outstanding shares of common stock of the Company (each, a “Share”) at a purchase price of $6.00 per Share (such amount, or any other amount per Share from time to time in accordance with the terms of the Merger Agreement, the “Offer Price”), net to the seller of such Shares, in cash, without interest.

The Offer expired as scheduled at one minute after 11:59 p.m. (12:00 midnight), New York City Time, on April 21, 2022. Computershare Trust Company, N.A. (the “Depositary and Paying Agent”) has advised Parent that, as of that time, 19,423,599 Shares had been validly tendered and not withdrawn in the Offer. Such tendered Shares represent approximately 87.89% of the outstanding Shares. In addition, 247,814 Shares were tendered through notices of guaranteed delivery in the form accompanying the Offer ( “Notices of Guaranteed Delivery”) with respect to Shares that had not been delivered in settlement or satisfaction of such guarantees, representing approximately 1.12% of the outstanding Shares. Merger Sub has accepted for payment all Shares validly tendered and not withdrawn (other than Shares tendered through Notices of Guaranteed Delivery with respect to Shares that had not been delivered in settlement or satisfaction of such guarantees prior to such acceptance) and will promptly pay for such Shares in accordance with the terms of the Offer.

Pursuant to the terms of the Agreement and Plan of Merger, dated as of March 12, 2022, among Volt, Parent and Merger Sub (the “Merger Agreement”), on April 22, 2022, Merger Sub intends to exercise the “top-up” option granted to Merger Sub by the Company (the “Top-Up Option”) to purchase, at a price per Share equal to $6.00, an aggregate number of additional Shares (the “Top-Up Shares”) that, when added to the number of Shares owned by Parent and its subsidiaries immediately prior to the exercise of the Top-Up Option, would constitute one Share more than 90% of the Shares outstanding immediately after the issuance of the Top-Up Shares on a fully diluted basis.

In accordance with the Merger Agreement, Merger Sub intends to effect a “short-form” merger with the Company under the applicable provisions of the Business Corporation Law of the State of New York on April 25, 2022, at which time the Company will become a wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, each Share that was issued and outstanding immediately prior to the effective time of the Merger (other than Shares owned directly or indirectly by the Company, Parent or Merger Sub) will be converted automatically into the right to receive the Offer Price in cash, without interest, on the terms and subject to the conditions set forth in the Merger Agreement (subject to appraisal rights).

As promptly as practicable after the consummation of the Merger, Parent intends to cause all Shares to be delisted from the NYSE American stock exchange and deregistered under the Securities Exchange Act of 1934, after which the Company will no longer have reporting obligations thereunder.

About Volt Information Sciences, Inc.

Volt is a global provider of staffing services (traditional time and materials-based as well as project-based). Our staffing services consist of workforce solutions that include providing contingent workers, personnel recruitment services and managed staffing services programs supporting primarily administrative, technical, information technology, light-industrial and engineering positions. Our managed staffing programs involve managing the procurement and on-boarding of contingent workers from multiple providers. Volt services global industries including aerospace, automotive, banking and finance, consumer electronics, information technology, insurance, life sciences, manufacturing, media and entertainment, pharmaceutical, software, telecommunications, transportation and utilities. For more information, visit www.volt.com.

About American CyberSystems, Inc.

ACS is a leading global information technology, consulting, and business solutions company. Since 1998, ACS has been a trusted partner to customers worldwide in their information technology transformation journey. ACS offers application development and maintenance, data warehousing, business intelligence, enterprise resource planning, staffing, and workforce management services. ACS’ extensive experience serving many industries is powered by a passion for innovation and delivered by ACS’ world-class employees and consultants. This enables ACS’ clients to grow and run their businesses more efficiently and drives exceptional results. Headquartered in Atlanta, Georgia, ACS has over $1.7 billion in annual revenue with more than 20,000 employees and consultants worldwide. For more information, please visit www.acsicorp.com.

Important Information

The tender offer described in this communication commenced on March 25, 2022. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Shares. On March 25, 2022, Parent and Merger Sub filed with the Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO with the SEC, and Volt filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. VOLT SHAREHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. Shareholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties at the SEC’s web site at www.sec.gov or on Volt’s website at www.volt.com.

Forward-Looking Statements

This document includes forward-looking statements which reflect management’s current views and estimates regarding the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction, among other matters. The words “anticipate”, “assume”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “imply”, “intend”, “may”, “outlook”, “plan”, “potential”, “predict”, “project”, and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Volt cannot assure investors that future developments affecting Volt will be those that it has anticipated. Actual results may differ materially from these expectations due to uncertainties related to the timing and expected financing of the tender offer and the Merger; uncertainty surrounding how many of Volt’s shareholders will tender their Shares in the tender offer; the possibility that any or all of the various conditions to the consummation of the tender offer, including the failure to receive required regulatory approvals from any applicable governmental entities, may not be satisfied or waived in a timely manner, if at all; the possibility of business disruptions due to transaction-related uncertainty; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; and other risks and uncertainties including those identified under the heading “Risk Factors” in Volt’s most recent Annual Report on Form 10-K filed with the SEC on January 13, 2022 and available at www.sec.gov, and other filings that Volt may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Volt’s assumptions prove incorrect, the Volt’s actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by Volt in this document speaks only as of the date hereof. Factors or events that could cause the Volt’s actual results to differ may emerge from time to time, and it is not possible for Volt to predict all of them. Volt does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

For Inquiries:

Volt Information Sciences, Inc.

voltinvest@volt.com